Ratio of Earnings to Fixed Charges			Exhibit 12
(In thousands)
	Three Months Ended	Year Ended	Year Ended
Earnings, as defined:	March 31, 2005	December 31, 2004	December 31, 2003

Net (loss)/income before extraordinary item and
cumulative effect of accounting change	$ (117,719)	$ 116,588	$ 121,152
Income tax (benefit)/expense	(67,352)	51,756	59,862
Equity in earnings of regional nuclear
generating and transmission companies	(868)	(2,592)	(4,487)
Dividends received from regional equity investees	140	3,879	8,904
Fixed charges, as below	72,123	277,965	267,805
Interest capitalized (not including AFUDC)	(67)	(600)	(1,058)
Preferred dividend security requirements of
consolidated subsidiaries	(2,317)	(9,265)	(9,265)
Total earnings, as defined	$ (116,060)	$ 437,731	$ 442,913

Fixed charges, as defined:

Interest on long-term debt	$ 38,449	$ 139,853	$ 126,259
Interest on rate reduction bonds	23,038	98,899	108,359
Other interest	4,342	14,762	11,740
Rental interest factor	1,858	7,433	4,833
Amortized premiums, discounts and
capitalized expenses related to indebtedness	2,052	7,153	6,291
Preferred dividend security requirements of
consolidated subsidiaries	2,317	9,265	9,265
Interest capitalized (not including AFUDC)	67	600	1,058
Total fixed charges, as defined	$ 72,123	$ 277,965	$ 267,805

Ratio of Earnings to Fixed Charges - Pro Forma	(1.61)	1.57	1.65

Ratio of Earnings to Fixed Charges
(In thousands)
	Year Ended	Year Ended	Year Ended
Earnings, as defined:	December 31, 2002	December 31, 2001	December 31, 2000

Net (loss)/income before extraordinary item and
cumulative effect of accounting change	$ 152,109	$ 220,124	$ 205,295
Income tax (benefit)/expense	82,304	171,483	161,725
Equity in earnings of regional nuclear
generating and transmission companies	(11,215)	(3,090)	(13,667)
Dividends received from regional equity investees	11,056	7,060	27,334
Fixed charges, as below	291,610	313,113	344,108
Interest capitalized (not including AFUDC)	(2,085)	(684)	(15)
Preferred dividend security requirements of
consolidated subsidiaries	(9,265)	(12,082)	(23,603)
Total earnings, as defined	$514,514	$695,924	$701,177

Fixed charges, as defined:

Interest on long-term debt	$ 134,471	$ 147,049	$ 200,696
Interest on rate reduction bonds	115,791	87,616	-
Other interest	20,249	44,993	98,605
Rental interest factor	3,200	15,483	11,874
Amortized premiums, discounts and
capitalized expenses related to indebtedness	6,549	5,206	9,315
Preferred dividend security requirements of
consolidated subsidiaries	9,265	12,082	23,603
Interest capitalized (not including AFUDC)	2,085	684	15
Total fixed charges, as defined	$ 291,610	$ 313,113	$ 344,108

Ratio of Earnings to Fixed Charges - Pro Forma	1.76	2.22	2.04